Exhibit A

Joint Filing Agreement

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares, par value US$0.00005 per share, of China Xiniya Fashion Limited, dated as of January 17, 2012, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date: January 17, 2012

Qiming Xu

By:	/s/ Qiming Xu
Name: Qiming Xu

Qiming Investment Limited

By:	/s/ Qiming Xu
Name: Qiming Xu
Title: Chairman